SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WEYERHAEUSER COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

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Notice of
2002 Annual Meeting
of Shareholders
and Proxy Statement

Dear Shareholder:

You are cordially invited to attend your company’s annual meeting of shareholders at 9:00 a.m., Tuesday, April 16, 2002, at the Corporate Headquarters Building, Federal Way, Washington. A map showing the access route to the Building from Interstate Highway No. 5 is on the back cover.

A notice of the annual meeting and the proxy statement follow. You will also find enclosed a proxy card and an envelope in which to return it. If you cannot attend or if you plan to be present but want the proxy holders, Steven R. Rogel, Chairman of the Board, President and Chief Executive Officer, William D. Ruckelshaus, Director, and Martha R. Ingram, Director, to vote your shares, please sign, date and return the proxy card at your earliest convenience.

Sincerely,

Steven R. Rogel
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of the shareholders of Weyerhaeuser Company will be held at the Corporate Headquarters Building, Federal Way, Washington on Tuesday, April 16, 2002, at 9 a.m. for the following purposes:

1.	To elect four directors for terms expiring in 2005, described on page 2. This is item 1 on the proxy card.

2.
To consider and act upon a proposal by the Board of Directors to approve an amendment to the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan, described on page 18. This is item 2 on the proxy card.

3.	To consider and act upon a shareholder proposal relating to a classified board described on page 21, if properly presented. This is item 3 on the proxy card.

4.	To consider and act upon a shareholder proposal relating to a shareholder rights plan described on page 24, if properly presented. This is item 4 on the proxy card.

5.	To transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting, although only those who held common shares of the Company or exchangeable shares issued by Weyerhaeuser Company Limited and are shareholders of record at the close of business on February 22, 2002 will be entitled to vote at the meeting. Those who are hearing impaired or require other assistance should write the Corporate Secretary regarding your requirements to participate in the meeting.

CLAIRE S. GRACE
Corporate Secretary

Federal Way, Washington
March 7, 2002

PROXY STATEMENT
WEYERHAEUSER COMPANY
P.O. Box 9777
Federal Way, Washington 98063-9777
(253) 924-2345
(First Mailed on or about March 7, 2002)

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Tuesday, April 16, 2002 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares and a special share of voting stock issued in connection with the Company’s 1999 acquisition of MacMillan Bloedel Limited.

A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. Under that trust agreement, each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company’s shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from holders of exchangeable shares, such holder’s votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person and votes the shares at the meeting as proxy for the trustee.

The holders of the Company’s common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

Only shareholders of record at the close of business on February 22, 2002, will be eligible to vote at the annual meeting. On that date, 217,757,236 common shares and 2,449,798 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law and the Company’s Articles of Incorporation, if a quorum is present at the meeting: (i) the four nominees for election as directors who receive the greatest number of votes will be elected directors and (ii) the proposal by the Board of Directors and the shareholder proposals set forth in this proxy statement will be approved if the number of votes cast in favor of the matter exceeds the number of votes cast against it.

In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. In the vote on the proposal by the Board of Directors and the shareholder proposal, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposals because abstentions and broker non-votes do not represent votes cast by shareholders.

The Company’s annual report to shareholders for 2001 is being mailed with this proxy statement to shareholders entitled to vote at the 2002 annual meeting.

Election of Directors

The Articles of Incorporation provide that the directors of the Company are classified into three classes, each class to be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 12. The four persons identified below are nominated to be elected at the 2002 annual meeting for three-year terms expiring at the 2005 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

Nominees for Election—Terms Expire in 2005

Martha R. Ingram, 66, a director of the Company since 1995, has been chairman of Ingram Industries, Inc. (book distribution, inland barging and insurance), since 1995 and a member of its board since 1981. She was its director of public affairs from 1979 to 1995. She is also a director of Ingram Micro, Inc.; Baxter International, Inc.; and AmSouth Bancorporation. In addition, she serves on the board of Vassar College, and is chairman of the Board of Trust of Vanderbilt University. She also serves on the boards of the Nashville Symphony Association, the Nashville Opera, the Nashville Ballet and the Tennessee Repertory Theatre and is currently chairman of the board of the Tennessee Performing Arts Center. Mrs. Ingram was also chairman of the 1996 Tennessee Bicentennial Commission.

John I. Kieckhefer, 57, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

Arnold G. Langbo, 64, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of Johnson & Johnson and Whirlpool Corporation and serves on the board of the International Youth Foundation.

Ambassador Clayton Yeutter, 71, a director of the Company since 1999, is Of Counsel to the law firm of Hogan & Hartson. From 1985 to 1988 he served as U.S. Trade Representative. He has also served as Secretary of Agriculture and National Chairman of the Republican Party. He is also a director of Caterpillar, Inc.; and Oppenheimer Funds.

Continuing Directors—Terms Expire in 2003

John Driscoll, 72, a director of the Company since 1979, was chairman of Rock Island Company (private investment company) until his retirement in 1994. Prior to becoming chairman, he was its president. He is also a director of John Nuveen & Company; Lifetime Fitness, Inc.; and Green 2 Go Com, Inc.

Richard F. Haskayne, 67, a director of the Company since 2000, is chairman of TransCanada PipeLines Limited (gas transmission and power generation) and chairman of Fording Inc. (coal and industrial minerals). He was chairman of NOVA Corporation from 1991 to 1998 until the company merged with TransCanada Pipelines. He was chairman of the board of MacMillan Bloedel Limited from 1996 to 1999 and is also a director of Alberta Energy Company Ltd. He was chairman, president and chief executive officer of Interhome Energy Inc., the parent company of Interprovincial Pipe Line and Home Oil from 1986 to 1991. In 1997, he was appointed an officer of the Order of Canada. In addition, he is director emeritus of the Canadian Imperial Bank of Commerce and board chair emeritus of the board of governors of the University of Calgary (after serving as chair from 1990 to 1996).

Robert J. Herbold, 59, a director of the Company since 1999, retired recently as executive vice president and chief operating officer of Microsoft. He is currently working part time for Microsoft as executive vice president assisting in the government, industry and customer areas. Additionally, he is the managing partner of Herbold Group, LLC, focused on consulting with chief executive officers on profitability issues. Prior to joining Microsoft in 1994, he was senior vice president, advertising and information services, at The Procter & Gamble Company. He is a director of Agilent Technologies, Immunex, Cintas Corp., Terabeam Networks, and WorldWide Packets, Inc. In addition, he is a member of the Washington Roundtable, the James Madison Council of the Library of Congress, the Executive Council of TechNet and the board of trustees of Case Western Reserve University.

Rt. Hon. Donald F. Mazankowski, 66, a director of the Company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He is also a director of the Power Group of Companies; Shaw Communications, Inc.; IMC Global Inc.; Conoco Canada Resources Ltd.; Gulf Indonesia Resources Ltd.; Great West Life Assurance, Investors Group; and Atco Ltd. He is a past member of the board of governors of the University of Alberta and is chairman of the Institute of Health Economics and of the Canadian Genetic Diseases Network.

Continuing Directors—Terms to Expire in 2004

Steven R. Rogel, 59, a director of the Company since 1997, has been chairman of the board since 1999. He has been the Company’s president and chief executive officer since 1997. Prior to joining the Company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is a director of the Kroger Company, Union Pacific Corporation and serves on the National Executive Board Boy Scouts of America. He is also Chairman of the American Forest & Paper Association, the National Council for Air and Stream Improvement, Inc., and he is a trustee of Pacific University.

William D. Ruckelshaus, 69, a director of the Company since 1989, is a strategic director in the Madrona Venture Group (an investment company), formed in 1999. He was chairman of Browning-Ferris Industries from 1995 to 1999 and its chairman and chief executive officer from 1988 to 1995. He was administrator, Environmental Protection Agency, from 1983 to 1985 and a senior vice president of the company from 1976 to 1983. He is also a director of Cummins Engine Company, Inc.; Pharmacia Corp.; Nordstrom, Inc.; and Solutia, Inc.

Richard H. Sinkfield, 59, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He is also a director of Central Parking Corporation, the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

James N. Sullivan, 64, a director of the Company since 1998, is the retired vice chairman of the board of Chevron Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron in 1961, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000. He is a trustee of the San Francisco Asian Art Museum Foundation, a director of the United Way of the Bay Area and Pipevine, Inc.

Committees of the Board of Directors

The Company’s Board of Directors has a number of committees that perform certain functions for the Board. The current committees of the Board of Directors include the Executive Committee, Audit Committee, Compensation Committee, Nominating and Management Organization Committee, and International Committee.

The Executive Committee has the powers and authority of the Board of Directors in the interval between Board of Directors meetings, except to the extent limited by law. Mrs. Ingram and Messrs. Rogel and Ruckelshaus are members of the Executive Committee of which Mr. Ruckelshaus is chairman. The Executive Committee did not meet in 2001, but acted by consent in lieu of meeting on two occasions during the year.

The Audit Committee, through regular or special meetings with management, the director of internal audit and the Company’s Independent Auditor, provides oversight on matters relating to accounting, financial reporting, internal control, auditing, regulatory compliance activities and other matters as the Board or the Committee chairperson deems appropriate. Mrs. Ingram and Messrs. Herbold, Mazankowski and Ruckelshaus are members of the Audit Committee of which Mr. Ruckelshaus is chairman. The Audit Committee met on three occasions in 2001.

The Compensation Committee has responsibility for reviewing the compensation of the Company’s directors and chief executive officer; reviewing and approving salaries and incentive compensation of Company officers and certain other positions; and administering the Company’s stock option and incentive compensation plans. Messrs. Driscoll, Kieckhefer, Langbo and Sullivan are members of the Compensation Committee of which Mr. Sullivan is chairman. The Compensation Committee met on five occasions in 2001.

The Nominating and Management Organization Committee has responsibility for reviewing, advising and recommending candidates for election to the Board of Directors and for senior management succession planning. The Committee will consider nominees for the Board of Director’s recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Corporate Secretary of the Company specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating and Management Organization Committee. Messrs. Driscoll, Ruckelshaus, Sinkfield and Yeutter are members of the Nominating and Management Organization Committee of which Mr. Driscoll is chairman. The Nominating and Management Organization Committee met on one occasion in 2001.

The International Committee of the Board has the responsibility to provide oversight on international issues that have a significant effect on the Company and to act as a sounding board for the Board of Directors, the Chief Executive Officer and his management team concerning economic, political and social trends, and relations with key stakeholders in countries where the Company has international operations; to advise on policy issues, investment and other commercial opportunities outside the United States; and to advise on capital expenditures and other business and financial management decisions with respect to the Company’s international operations. Messrs. Haskayne, Kieckhefer, Langbo, Mazankowski and Yeutter are members of the International Committee of which Mr. Mazankowski is chairman. The International Committee met on four occasions in 2001.

The Board of Directors of the Company met on eight occasions in 2001. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2001.

Directors’ Compensation

As of 2002, each non-employee director receives for service as a director an annual fee of $68,000, fees of $1,500 for attending Board of Directors meetings and $1,500 for attending Board committee meetings. Committee chairmen receive an additional annual fee of $5,000. Directors are also reimbursed for travel expenses in connection with meetings.

The Board of Directors has designated that $40,000 of the $68,000 annual fee paid to non-employee directors automatically will be placed into a common share equivalents account under the Fee Deferral Plan for Directors. The value of the common share equivalents account is measured from time to time by the value of the Company’s common shares and is payable to a director in cash at a time selected in advance by the director, which must be on or after the director’s termination of service as a director. The share equivalents account is credited on each dividend payment date for common shares with the number of share equivalents that are equal in value to the amount of the quarterly dividend on common shares. The Fee Deferral Plan for Directors provides that non-employee directors may defer receipt of all or a portion of the remaining fees for services as a director and elect between interest bearing and common share equivalent accounts as the investment vehicle for the deferred fees. The Fee Deferral Plan for Directors is administered by the Compensation Committee.

Beneficial Ownership of Common Shares

Directors and Executive Officers

The following table shows as of January 15, 2002 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 30, 2001.

Name of Individual or Identity of Group	Voting and/or Dispositive Powers (number of common and exchangeable shares) (1)(2)(3)	Percent of Class (common and exchangeable shares)	Common Share Equivalents(4)

William R. Corbin	189,712	*	14,451
W. John Driscoll	3,879,230	1.8	2,774
Richard C. Gozon	219,111	*	15,221
Richard F. Haskayne	7,629	*	2,666
Richard E. Hanson	70,518	*	10,925
Robert J. Herbold	200	*	2,840
Martha R. Ingram	262,006	*	2,113
John I. Kieckhefer	4,491,798	2.0	12,955
Arnold G. Langbo	200	*	3,376
Donald F. Mazankowski	800	*	5,127
Steven R. Rogel	467,723	*	67,277
William D. Ruckelshaus	1,600	*	7,513
Richard H. Sinkfield	500	*	4,252
William C. Stivers	127,359	*	12,240
James N. Sullivan	1,000	*	4,607
Clayton K. Yeutter	500	*	3,220
Directors and executive officers as a group (21 individuals)	10,176,393	4.6	179,150

*	Denotes amount is less than 1%

(1)
Includes the number of shares that could be acquired within 60 days after January 15, 2002 pursuant to outstanding stock options, as follows: Mr. Corbin 185,318 common shares; Mr. Gozon, 187,668 common shares; Mr. Haskayne 4,629 common shares; Mr. Hanson, 65,414 common shares; Mr. Rogel, 466,250 common shares, Mr. Stivers, 111,350 common shares, and of the group 1,328,211 common shares.

(2)
Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Driscoll, 2,992,312 shares; Mrs. Ingram, 1,125 shares; Mr. Kieckhefer, 2,893,924 shares and of the group 109,048 shares.

(3)
Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows: Mr. Driscoll, 3,818,483 shares; Mrs. Ingram, 1,125 shares; Mr. Kieckhefer, 4,127,930 shares and of the group 102,590 shares.

(4)	Common share equivalents held as of December 30, 2001 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

Owners Of More Than 5%

The following table sets forth the number of common shares held by the only person known to the Company to beneficially own more than five percent of common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (common shares)

Capital Research and Management Company	26,202,600	(1)	12.1
333 South Hope Street
Los Angeles, CA 90071

(1)
Based on a Schedule 13G dated February 11, 2002, in which Capital Research and Management Company reported that, as of December 31, 2001, it had voting power over none of such shares and sole dispositive power over all 26,202,600 of such shares. Capital Research and Management Company disclaims beneficial ownership of all such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2001.

Compensation Committee Report On Executive Management Compensation

The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company. The Committee is responsible for establishing and overseeing the Company’s executive compensation programs.

Compensation Philosophy

The Committee bases compensation for executive officers on the same guiding principles used for all Weyerhaeuser employees:

•	Pay that allows the Company to (1) attract and retain people with the skills critical to long-term success of the Company, and (2) maintain compensation expenses at a competitive level.

•	Pay for performance to motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value.

Executive Officer Compensation Practices

Compensation for executive officers includes three components: Base salary, annual incentive and long-term incentive. Base salaries, for the executives as a group, are set at competitive levels. The cash-based annual incentive and the long-term incentive (stock options) are based on Company performance.

The Committee primarily uses an industry group for compensation comparison purposes. The comparison group consists of companies with similar characteristics that compete with Weyerhaeuser for executive talent. All companies in the S&P Paper and Forest Products Group used for the performance graph on page 13 are in this comparison group along with other forest product companies. In addition, the Committee reviews general industry compensation data from other surveys to ensure that the Company’s compensation levels are sufficient to attract and retain executives.

Annual Cash Compensation

Base Salary.  The Company assigns a salary range for each executive officer position. The salary range midpoints are targeted at the 50th percentile using all the competitive data discussed above.

The Committee reviews and approves all salary ranges and salary changes for executive officers. In determining individual salary changes, the Committee uses its discretion after considering these factors: (1) individual performance of the executive (using a variety of measures), (2) position of the executive in the assigned pay range, (3) experience, and (4) the salary budget for the Company. Salaries of the executive officers on average are at the median of the competitive data.

Annual Incentive.  The Company uses an annual incentive plan to focus management on leading the industry in financial performance and returns to shareholders. Each executive position is assigned a target bonus amount based on the competitive data. The targets vary by position, and range from 45 to 85 percent of base pay.

The measures of performance used for annual incentives are total return to shareholders (compared to selected industry competitors and the Standard & Poor’s 500) and return on net assets compared to selected competitors.

At the end of each year, the Committee determines a preliminary bonus pool for the executive group based on Company results against the performance measures. The Committee then uses its discretion to determine the final bonus pool and each individual executive officer’s bonus. For 2001, the Committee established a funding pool of 100 percent of target based on results compared to the performance measures.

Executives may defer all or a portion of their 2001 bonus into Weyerhaeuser share equivalents, with a 15 percent premium applied if they delay payment for at least 5 years. The deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

Long-Term Incentive

Stock Options.  The primary purpose of the long-term incentive plan is to link management pay with the long-term interests of shareholders. The Committee is currently using stock options to achieve that link. The issuance of options at 100 percent of the fair market value assures that executives will receive a benefit only when the stock price increases.

The Committee establishes a target level of stock options for each executive position. The target level is based on competitive data indicating the estimated median value of long-term compensation. In determining annual stock option grants, the Committee uses its discretion to make an award above or below target based on evaluation of the individual’s performance, the individual’s potential to improve shareholder value and the number of shares granted to the individual in the previous three years.

Stock Ownership Requirements

During 1996, the Company and the Committee established guidelines for executive stock ownership. The guidelines require executive officers to acquire, over a five-year period, a multiple of their base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary level, and range from one to three times base salary. Ownership is based on common shares held, stock equivalents (through the bonus deferral program described under ‘‘Annual Incentive’’ above) and shares held via the company’s qualified benefit plans.

Deductibility of Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which limit the deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve deductibility but may choose to provide compensation that is not deductible in order to attract, retain and reward high-performing executives.

CEO Compensation

The chief executive officer’s compensation is determined based on the principles described above. Mr. Rogel’s annual base salary is $1,100,000. This level is 94 percent of the median salary for CEOs of companies in the industry comparison group.

The target annual bonus award for the chief executive officer position is 85 percent of base salary. The Board determines Mr. Rogel’s annual bonus award based on three factors. The factors are the Company’s annual return on net assets compared to industry competitors, total shareholder return compared to industry competitors and the S&P 500, and the Board’s evaluation of his performance in relation to annual goals agreed to in advance with the Compensation Committee. Mr. Rogel received an annual cash award for 2001 of $950,000, which represents 101.6 percent of his target award under the annual incentive plan.

For the long-term component of compensation, an award of 200,000 stock options was granted to Mr. Rogel in 2001. Based on competitive market data, this grant is within the competitive range of long-term incentive grants for CEOs in the forest products industry.

James N. Sullivan	W. John Driscoll
Chairman

John I. Kieckhefer	Arnold G. Langbo

Audit Committee Report

The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter that was included as an appendix to the Company’s proxy statement for the 2001 Annual Meeting of Shareholders.

Management is responsible for the Company’s internal controls and the financial reporting process. Arthur Andersen LLP, the Company’s independent accountants, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2001. The Committee has also recommended the selection of Arthur Andersen LLP as the Company’s independent auditors for 2002.

William D. Ruckelshaus	Robert J. Herbold
Chairman

Martha R. Ingram	Donald F. Mazankowski

Compensation Committee Interlocks and Insider Participation

Messers. Driscoll, Kieckhefer, Langbo and Sullivan served as members of the Compensation Committee during 2001. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2001 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Restricted Stock Award(s) ($)	Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)(2)

S.R. Rogel	2001	1,073,077	950,000	—	None	200,000	None	66,900
Chairman/	2000	1,000,000	1,900,000	291	None	175,000	None	234,430
President/CEO	1999	987,019	1,500,000	—	None	125,000	None	115,862

R.C. Gozon	2001	528,077	347,100	—	None	60,000	None	9,900
Executive VP	2000	512,788	721,952	487	None	38,000	None	9,430
	1999	446,058	523,085	—	None	38,000	None	7,800

W.R. Corbin	2001	528,077	347,100	21	None	50,600	None	9,900
Executive VP	2000	512,788	721,952	—	None	38,000	None	32,969
	1999	446,058	523,085	—	None	38,000	None	7,800

W.C. Stivers	2001	467,615	283,800	—	None	45,600	None	9,900
Executive	2000	453,677	595,012	340	None	31,000	None	9,430
VP/CFO	1999	402,745	424,643	3,797	None	31,000	None	7,800

R.E. Hanson	2001	414,423	230,450	—	None	35,650	None	9,900
Senior VP	2000	402,106	480,224	—	None	20,500	None	52,209
	1999	269,908	285,192	—	None	20,500	None	28,779

(1)	Amounts in this column are: (a) that portion of interest above market rates (as defined by the SEC) paid on that compensation voluntarily deferred by the individuals; and (b) tax gross-up payments.

(2)
Amounts in this column are: (a) the Company contribution to qualified 401(k) and profit sharing plan accounts; (b) the premium amount credited to the executive’s deferred compensation account based on the bonus amount deferred as common share equivalents.

Comparison of Five-Year Cumulative Total Return
Weyerhaeuser Company, S&P 500, and S&P Paper and Forest Products Group

Assumes $100 invested on December 31, 1996 in Weyerhaeuser common stock, S&P 500, and S&P’s Paper and Forest Products Group
-	Total return assumes dividends are reinvested quarterly
-	Market returns are adjusted for spinoffs and/or any other special dividends
-	Measurement dates are the last trading day of the calendar year shown
-	S&P’s Paper and Forest Products Group: Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Mead, Potlatch, Westvaco, Weyerhaeuser and Willamette

Option/SAR Grants In Last Fiscal Year

	Individual Grants
Name (A)	No. of Securities Underlying Options/SARs Granted(1)(#)(B)	% of Total Options/SARs Granted to Employees in Fiscal Year (%)(C)	Exercise or Base Price ($)(D)	Expiration Date (E)	Grant Date Present Value(2) ($)(F)

S. R. Rogel	200,000	8.70	52.705	02/07/11	4,094,000
R. C. Gozon	60,000	2.61	52.705	02/07/11	1,228,200
W. R. Corbin	50,600	2.20	52.705	02/07/11	1,035,782
W. C. Stivers	45,600	1.98	52.705	02/07/11	933,432
R. E. Hanson	35,650	1.55	52.705	02/07/11	729,756

(1)
Options granted in 2001 are exercisable starting 12 months after the grant date, with 25 percent of the shares covered thereby becoming exercisable at that time and with an additional 25 percent of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2)
The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

•	An exercise price on the option of $52.705 equal to the fair market value of the underlying stock on the grant date.

•	An option term of ten years.

•	An interest rate of 5.10 percent that represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.

•	Volatility of 39.77 percent calculated using daily stock prices for the three-year period prior to the grant date.

•	Dividends at the rate of $1.60 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

The ultimate values of the options will depend on the future market price of the Company’s stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise(1) (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised in-the-Money Options/SARs at FY-End(2)
Name			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

S.R. Rogel	—	—	257,500	477,500	284,594	333,344
R.C. Gozon	—	—	122,000	140,890	959,319	95,906
W.R. Corbin	—	—	122,000	131,490	700,569	86,788
W.C. Stivers	—	—	58,500	111,700	305,675	75,332
R.E. Hanson	—	—	31,275	77,043	176,346	50,545

(1)	Number of securities underlying options/SARs exercised.

(2)	Based on a fair market value at fiscal year end of $53.675.

Pension Plan Table

Estimated Annual Retirement Benefit(1)

Average Annual Compensation during Highest 5 Years	Years of Service
	7	15	20	25	30	35

$ 500,000	51,119	109,542	146,056	182,570	219,083	255,597
600,000	61,619	132,042	176,056	220,070	264,083	308,097
700,000	72,119	154,542	206,056	257,570	309,083	360,597
800,000	82,619	177,042	236,056	295,070	354,083	413,097
900,000	93,119	199,542	266,056	332,570	399,083	465,597
1,000,000	103,619	222,042	296,056	370,070	444,083	518,097
2,000,000	208,619	447,042	596,056	745,070	894,083	1,043,097
3,000,000	313,619	672,042	896,056	1,120,070	1,344,083	1,568,097

(1)
Estimated annual benefits payable upon retirement at age 65 (before giving effect to applicable Social Security benefits) under the Retirement Plan and Supplemental Retirement Plan to individuals having the specified years of credited service and the indicated average annual salaries.

The Company’s Retirement Plan for Salaried Employees (the “Retirement Plan”) is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. The annual retirement benefit payable upon normal retirement is equal to (i) 1% of the participant’s average annual salary for the highest five consecutive years during the ten calendar years before retirement multiplied by years of credited service, plus (ii) .5% of such highest average annual salary in excess of the participant’s Social Security wage base (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service (limited to 35 years). The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. Joint and survivor elections may be made under the Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $140,000 (subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he received the highest compensation. Further reduction may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the ten calendar years before retirement.

Employees nominated by the Chief Executive Officer and approved by the Compensation Committee are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). Supplemental Plan benefits, which are paid outside the Retirement Plan from the general funds of the Company, are determined by applying to incentive compensation paid in the five highest consecutive calendar years during the ten calendar years before retirement of total compensation (base salary plus any award under the Company’s incentive compensation plans) the formula for determining Retirement Plan benefits. The Supplemental Plan also includes benefits that exceed the Internal Revenue Code limitations described above.

If each of the executive officers named in the Summary Compensation table had retired in 2001, the five-year average compensation used to calculate retirement benefits would average 93% of total compensation set forth in such table and the final average compensation used to calculate retirement benefits for the named individuals in the table would have been, respectively, S.R. Rogel, $2,042,668, R.C. Gozon, $810,601, W.R. Corbin, $810,601, W.C. Stivers, $669,048, and R.E. Hanson, $498,244. The credited years of service for those individuals in the table are, respectively, 29.6, 7.7 14.5, 31.2 and 32.7 years.

Change in Control and Severance Agreements

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated (i) by the Company or its successor for reasons other than cause, mandatory retirement, disability or death, or (ii) by the officer if there has been (a) a material reduction in the officer’s position existing prior to the change in control; (b) a requirement that the officer be based in a location which is at least 50 miles farther from the company’s headquarters than was the officer’s primary residence immediately prior to the change in control; (c) a reduction by the company in the officer’s base salary as of the effective date; or (d) a material reduction in the officer’s level of participation in any of the company’s short- or long-term incentive compensation plans. In these circumstances, the officer will receive (a) an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control; (b) three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs; (c) an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination; (d) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; (e) continuation of the group term life insurance for the officer for six months, (f) full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years; (g) an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer’s termination, and (h) an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $50,000 in which case the officer’s benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes. In addition, in accordance with the terms of the company’s long term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer shall become exercisable.

The agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to (a) one and one-half times the highest base salary rate paid to the executive prior to termination; (b) one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs; (c) the amount of the executives unpaid base salary and accrued vacation pay through the date of termination; and (d) the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination. The severance benefit payable to Mr. Rogel where there is no change in control is the same as described above except that the amount in (a) is two times the highest base salary rate and the amount in (b) is two times the target annual bonus.

Pursuant to an agreement with Mr. Corbin, the Company’s Executive Vice President, Timberlands & Distribution, who joined the Company in 1992, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Retirement Plan, but providing that during his first five years of service with the Company, he will receive two years of service credit for vesting and benefit calculation for each year of service with the Company. Prior to joining the Company, Mr. Corbin had been employed with International Paper Company as vice president and general manager of land and timber and president of IP Timberlands, Ltd.

Pursuant to an agreement with Mr. Gozon, who became the Company’s Executive Vice President, Pulp, Paper & Packaging in 1994, his pension and post-retirement health benefits payable upon his retirement will be calculated based on actual years of service supplemented by non-qualified benefit payments as necessary to equal benefits that would be payable following ten years of service. For a period of three years after Mr. Gozon’s retirement, he has agreed not to accept employment with, consult for, or otherwise participate, directly or indirectly, in any business that is in competition with the Company. Prior to joining the Company, Mr. Gozon had been employed by Alco Standard Corporation, most recently in the position of president and chief operating officer.

Pursuant to an agreement with Mr. Onustock, who became the Company’s Senior Vice President, Pulp and White Paper in 2002, his initial annual salary is $520,000, he is a participant in the incentive compensation plan for the Company’s senior executives and, beginning in 2003, will be eligible for an annual bonus and grant of stock options based on the Company’s performance and his performance as an executive officer. As of 2003, he also will be eligible to participate in the Company’s deferred compensation program, will become a participant in the Company’s Supplemental Retirement Program and will be entitled to other benefits generally available to the Company’s top management team. The Company also will pay Mr. Onustock $3,000 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings and travel to his home in Portland.

Pursuant to an agreement with Mr. Rogel, who became the Company’s President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive compensation plan for the Company’s senior executives. His bonus is determined in three components, each to be given equal weight. The first component is a short-term incentive calculated based on the Company’s annual return on net assets compared to industry competitors. The second is an intermediate-term incentive calculated based on total shareholder return compared to industry competitors and the S&P 500. The third component is based on the Board’s evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee. The agreement provided that his 2001 bonus would be calculated as described above, but would not be less than $550,000. He received $503,944 to compensate for stock options and restricted stock forfeited upon leaving his prior employment, the entire amount of which was deferred into common share equivalents under the Company’s deferred compensation plan. As he chose to defer payment for at least five years, he was entitled to a 15% premium on the amount deferred into common share equivalents. He received a stock option grant of 150,000 shares on his first day of employment with the Company and he is a participant in the Company’s Long-Term Incentive Compensation Plan. He is also entitled to other benefits generally available to the Company’s top management team and is subject to the share ownership guidelines for those employees.

Pursuant to the agreement with Mr. Rogel, he will be paid a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer in 1972, less benefits paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. He received relocation benefits under the company’s employee relocation programs. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

Item 2—Proposal to Approve an Amendment to the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan

The Board of Directors has approved and recommends to the shareholders the adoption of an amendment to the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan (the “1998 Plan”).

On December 14, 2001, the Board approved an amendment to the 1998 Plan to increase the number of shares available to be issued under the 1998 Plan by 10,200,000 shares. The Board believes that the additional options will, among other things, promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining and stimulating the performance of high quality officers and key employees.

Since the 1998 Plan was approved by the shareholders, the size of the Company has increased significantly as a result of the acquisitions of MacMillan Bloedel and Trus Joist. In addition, the Board has increased the number of persons eligible to participate in the 1998 Plan based on the Board’s belief that compensating Company management and key employees at least partially through stock options provides strong incentive to work in the best interests of the shareholders. The Company also has entered into a merger agreement with Willamette Industries, Inc., pursuant to which options to acquire 2,937,886 Willamette shares of common stock will, as of the effective date of the merger, be converted into options to acquire Weyerhaeuser shares under the 1998 Plan in an amount and at an exercise price adjusted by a conversion ratio based on the $55.50 per-share amount paid in the merger and the market price of a share of the Company’s common stock. As of February 15, 2002, options with respect to 9,565,896 shares were outstanding under the 1998 Plan and prior plans. As a result, 1,168,690 shares remained available for awards of the 9,800,000 shares available under the 1998 Plan prior to the amendment. Following the amendment, the maximum number of shares issuable under the 1998 Plan was increased to 20,000,000 shares and 11,368,690 shares were available for awards. That number will be decreased by the Willamette options with respect to the currently undetermined additional number of shares that will be assumed in the merger.

The full text of the 1998 Plan appears as Appendix A to this Proxy Statement, to which reference is made for a full statement of its terms and provisions. The following is a summary of the principal features of the 1998 Plan and should be read together with the full text of the 1998 Plan.

Description of the Plan

Administration.    The 1998 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”), which has the exclusive authority to make awards under the 1998 Plan and all interpretations and determinations affecting the 1998 Plan. Committee members are independent, non-employee directors of the Company. The Committee may delegate its authority with respect to designated classes of employees to a committee of two or more members of the Board.

Participation.    Participation in the 1998 Plan is limited to key officers and other employees of the Company and its subsidiaries who are selected from time to time by the Committee. Participants in the 1998 Plan are also eligible to participate in other incentive plans of the Company. Approximately 841 employees are eligible to participate in the 1998 Plan, including the executive officers shown on the Summary Compensation Table.

Types of Awards.    Awards under the 1998 Plan may be in the form of stock options (including incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code (“ISOs”)), stock appreciation rights (“SARs”), restricted stock and performance shares. Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

Shares Available for Awards.    No more than 20,000,000 shares may be issued under the 1998 Plan provided that no more than 1,000,000 shares may be awarded as stock awards under the 1998 Plan (subject to adjustment as described below for a stock split, stock dividend, recapitalization, merger and the like).

Stock Options.    The term of options granted under the 1998 Plan will be fixed by the Committee; however, such term may not exceed ten years from the grant date. The per share purchase price for any shares purchasable under any option will be determined by the Committee but may not be less than 100% of the fair market value of the shares on the date the option is granted. Each option is exercisable in full or in part by payment of the option price in cash or shares for the number of shares to be purchased. Following termination of employment, options are exercisable within three years if termination resulted from the elimination of the holders position, within five years if the termination resulted from early retirement, within the remaining term of the option if the termination resulted from normal retirement, or within three months if the termination was for reasons other than position elimination, retirement or early retirement, but in no event is an option exercisable later than ten years from date granted or than the option term established at the time of grant.

Exercise-Sell Election.    Holders of stock options who do not have the appreciation rights election have the right to exercise each option by causing a cash payment to be made for the shares as to which the option is exercised and simultaneously having such number of shares sold through a broker in an open-market transaction without cost of sale to the option holder. At the election of the holder, the number of shares sold shall be all of the shares as to which the option is exercised or the number of shares that approximate 50% of the value of the option exercised. Following exercise the option holder shall receive the proceeds of the sale of shares and, if the option holder elected to have shares representing 50% of the value sold, the number of shares remaining after such sale.

Stock Appreciation Rights.    SARs may be granted in tandem with options or on a standalone basis. Upon exercise of a Stock Appreciation Right, the holder will be entitled to receive the excess of the fair market value of the shares over the total option price for the shares, payable 50% in cash and 50% in shares (unless otherwise determined by the Committee). The option price per share of any SAR will not be less than the fair market value of the common shares on the date of grant.

Maximum Number of Stock Options and Stock Appreciation Rights.    The maximum number of shares that may be awarded to any participant in any year as stock options or stock appreciation rights is 200,000, except that in one year up to 400,000 shares may be awarded to a participant after such participant becomes the Company’s chief executive officer.

Restricted Shares.    The Committee is authorized to make awards of common shares subject to Performance Measures (as defined below) established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. Performance Measures may not be for periods shorter than one year. Other terms and conditions the Committee may approve include the manner in which such shares are held, the extent to which the holder of such shares has the rights of a shareholder and the circumstances under which such shares will be forfeited by reason of termination of employment. None of the shares subject to a restricted share award may be assigned, transferred, pledged or sold until they are delivered to the holder of the share award. The maximum number of common shares that may be awarded to any participant each year as a restricted share award is 50,000, except that in one year up to 100,000 shares may be awarded to a participant after such participant becomes the Company’s chief executive officer. No more than 1,000,000 shares may be awarded under the 1998 Plan as stock awards.

Performance Measures.    A “Performance Measure” means objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment, and cash value added.

Performance Share Awards.    The Committee is authorized to grant performance shares to participants using Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. The Committee is authorized to determine the length of performance periods, except that no performance period may be shorter than one year. The Committee may not adjust performance goals and performance periods established for any award if such adjustment would increase the amount of the award. If the holder of a performance share award resigns, elects early retirement before age 62 or is terminated for cause during a performance period, the award is forfeited. Performance awards may be paid in cash or shares or any combination thereof. The maximum amount that may be paid to any participant in any year with respect to performance share awards is $2,000,000.

Adjustments.    If any stock dividend, stock split, recapitalization, merger, consolidation, or other change in the capitalization of the Company or similar corporate transaction or event affecting the Company’s common shares results in the outstanding shares being exchanged for a different number of class of securities of the Company or any other corporation; or new, different or additional securities of the Company or any other corporation being received by the holders of shares of the Company, then the Committee shall, in such manner as it deems equitable, adjust the limitation of 20,000,000 shares that may be issued under the Plan.

Change of Control.    If (a) a person other than the Company, a subsidiary or a Company employee benefit plan becomes the beneficial owner of 20 percent or more of the Company’s voting stock and retains such ownership for at least 30 days; or (b) during a 24-month period the persons serving as the Company’s directors at the beginning of the period cease to be a majority of the Company’s Board without the approval or election of the additional directors by two-thirds of the directors serving at the beginning of the period; or (c) the Company is liquidated, all or substantially all of its assets are sold in one or more transactions, or a merger or reorganization results in the voting power of the Company’s securities holding 65 percent or less of the voting power of the resulting entity (collectively, a “Change of Control”); then (i) all options and stock appreciation rights are immediately exercisable; (ii) restrictions imposed on restricted stock awards that are not performance-based lapse; and (iii) target payout amounts for outstanding performance awards are deemed to have been earned and all performance awards denominated in shares are vested and a pro rata number of shares is payable in cash within 30 days following the date of the Change in Control, based on the length of the performance period that elapsed prior to the Change in Control.

Term.    The 1998 Plan became effective on April 21,1998, the date it was approved by the shareholders of the Company. The 1998 Plan has no fixed expiration date.

New Plan Benefits

Since awards under the 1998 Plan are discretionary, total awards that may be granted for the current fiscal year are not determinable until completion of the year. During 2001, options to purchase an aggregate of 475,700 common shares were granted under the 1998 Plan to all executive officers of the Company as a group at an average exercise price of $52.705, and options to purchase an aggregate of 1,813,720 common shares were granted under the 1998 Plan to all other employees of the Company as a group (including officers who are not executive officers) at an average exercise price of $51.98. Options granted under the 1998 Plan during 2001 to the named executive officers are set forth under “Options/SAR Grants in Last Fiscal Year.” No options were granted under the 1998 Plan during 2001 to directors or nominees who are not also executive officers of the Company. On February 15, 2002, the closing price for common shares in consolidated trading on the New York Stock Exchange was $60.14.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

Item 3—Shareholder Proposal Relating to a Classified Board

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: That Weyerhaeuser stockholders urge the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.”

SUPPORTING STATEMENT: Our company’s board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year. This resolution calls for annual elections for all directors.

Two years ago, a clear majority of voting Weyerhaeuser shareholders supported this resolution. The board failed to adopt it. Last year, this resolution fell below a majority after a spirited solicitation by Weyerhaeuser. Ironically, as the board defended its three-year terms, it waged a hostile bid for Willamette Industries. Weyerhaeuser was thwarted (at least temporarily) by Willamette’s same three-year-term board structure. Weyerhaeuser ran its own slate for the open three seats on the Willamette board, arguing that these candidates would more faithfully represent the immediate interests of Willamette shareholders. Willamette shareholders agreed, and replaced the incumbents with the slate supportive of Weyerhaeuser’s takeover bid. Weyerhaeuser has subsequently called on Willamette to accept the takeover. Can Weyerhaeuser sincerely argue (as it did at the 2001 annual meeting) that its own board structure “does not reduce director accountability to the shareholders because the Company’s shareholders would be able to replace at least a third of the directors at any annual meeting and the entire board in slightly over two years”? In other words, if shareholders are to accept that a staggered term doesn’t make Weyerhaeuser board members less responsive to investors, then how can Weyerhaeuser make the reverse claim about the Willamette’s board?

Annual elections can improve board accountability to shareholders. One critical area of concern for shareholders is the environment. Consumers and, increasingly, shareholders want enlightened forest practices. Weyerhaeuser pays rhetorical attention to the issue, as attested by its publications and website. Weyerhaeuser’s board can demonstrate that the rhetoric reflects a sincere commitment by facing a shareholder vote each year.

The Company’s Response to the Shareholder Proposal—Item 3

The Company recognizes that many shareholders, particularly institutional shareholders, would prefer that we institute a different structure for director terms. The outside directors of the Company’s Board of Directors independently considered the views of a number of shareholders and additional materials during a detailed review of Weyerhaeuser’s classified board structure at the board’s December meeting. Weyerhaeuser’s outside legal and financial advisors assisted the outside directors in their review. After careful consideration, the directors determined that retention of the classified board is in the best interest of the Company and its collective shareholders.

The supporting statement argues that annual elections can improve board accountability to shareholders. From the directors’ perspective, a classified board structure provides an effective balance between ensuring continuity of knowledge and experience on the board and the need for director accountability. The directors believe that continuity of knowledge and experience on a board is very important to its effective operation and to the enhancement of shareholder value. Continuity provides an important stabilizing and beneficial effect on the management of the business and affairs of the company and contributes to more effective long-term planning and strategic thinking.

Understanding that accountability of directors is critical, however, the board has taken steps to foster the accountability of its members. First, other than the Chairman, the board is comprised of fully independent, outside directors. Second, the board has taken steps to align the directors’ interests with those of the shareholders through the directors’ compensation program. A majority of each director’s compensation is automatically placed in a common share equivalents account under a fee deferral plan, and is payable, based on the value of the Company’s common stock, only after termination of the director’s board service. This equity-based compensation provides a continuing incentive to the directors to promote the Company’s long-term success.

The board understands that a classified board structure can delay a hostile takeover. Based on its experience with the Willamette transaction and on a report from the Company’s financial advisors, it appears, however, that such a structure tends to increase shareholder value. Shareholder value is increased because a classified board structure can reduce a third party’s ability to accomplish sudden or surprise changes in corporate direction without negotiating with the Board. This encourages any person who might seek to acquire control of the Company to negotiate with the Board and helps give the Board the necessary time to evaluate any proposal, study alternatives and seek the best result for all shareholders. Willamette’s classified board structure, combined with its shareholders rights plan, resulted in a substantial increase in our bid over what we initially offered Willamette shareholders, which Willamette shareholders likely consider in their best interest. At the same time, Willamette’s shareholders replaced a third of their directors at their last annual meeting and may have replaced a majority of their board by the end of their next meeting.

Classified board structures were put in place to protect companies against corporate raiders who took advantage of the lack of anti-takeover devices to profit from quickly acquiring and dismantling companies. The directors believe that the cyclicality of the forest products industry could encourage similar raiding activity. The directors also believe these factors indicate clearly why virtually all of the companies in this industry (as well as a substantial majority of S&P 500 companies) have classified boards. Because of our experience in the Willamette transaction and other factors, the directors believe that it is important to have in place protections that force a bidder to negotiate with the board of a target company. The fact that some companies may have abused the classified board structure and been guilty of entrenchment should not detract from the importance of classified boards as a tool to protect shareholder value from sudden, often coercive, take-over attempts.

The supporting statement implies that annual election of directors would somehow result in a change in our Company’s environmental commitment or practices. Weyerhaeuser is proud of its long history as a leader in sustainable management of timberlands and of its environmentally responsive practices. The company adheres to the Sustainable Forestry Initiative® of the American Forest & Paper Association. In addition, since 1900 the Company has led many important developments in sustainable forestry, including long-term forest ownership, cooperative wild fire prevention, prompt reforestation, high yield practices and protection of water, wildlife and other natural resources. Our Company was among the first forest products companies to adopt an environmental policy over 30 years ago. Since then, in addition to commitments to reduce pollution, conserve natural resources and practice sustainable forestry, our Company has made a commitment to ensure all of our operations, including timberlands, implement environmental management systems. As of the end of 2001, 66 percent of the Company’s timberlands have been certified to the ISO 14001 Environmental Management System standard, and most have also been certified to either the Sustainable Forestry Initiative® or the Canadian Standards Association’s Sustainable Forest Management System standard.

Weyerhaeuser’s environmental stewardship practices have resulted in the Company being included in the Dow Jones Sustainability World Index for two years in a row, noted as the top North American company in Innovest’s Forest Product’s Industry Ecovalue 21TM March 2000 report, determined to be the “sustainability leader” for the forest products industry sector by SAM Research in October 2001, recognized in a December 2001 Financial Times Survey of CEO’s a top company in all industry for its environmental management and chosen as the recipient of numerous environmental awards. The Company takes environmental stewardship seriously, and the examples cited above provide ample validation of that commitment.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Item 4—Shareholder Proposal Relating to a Shareholder Rights Plan

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

Shareholder Resolution

Shareholders request that the board seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

Shareholder’s Supporting Statement

The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future. Currently the board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:
1)	At any time
2)	In a short period of time
3)	Without shareholder approval

Support for this Proposal Topic

Even though [the pills] are designed as protection and not intended ever to be triggered, the pills are poison, indeed. The basic function of pills is, simply stated, to confront a hostile purchaser with immediate and unacceptable dilution of the value of his investment. The pill is a “doomsday device,” with such potent wealth destroying characteristics . . .
Power and Accountability
Chapter 2, after “1,000 Poison Pills” heading.
Nell Minow and Robert Monks

The Council of Institutional Investors recommends shareholder approval of all poison pills.

Institutional Investor Support For Shareholder Vote

Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders we believe. This includes leaders in corporate governance such as the Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF) and the California Public Employees Retirement System (CalPERS). Source: TIAA-CREF Policy Statement on Corporate Governance and CalPERS U.S. Corporate Governance Principles, IV. Corporate Governance Guidelines, D. Shareholder Rights.

A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate we believe. We believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in the directors who could focus on narrow interests at the expense of the vast majority of shareholders.

In our view, a poison pill can operate as an anti–takeover device to injure shareholders by reducing management responsibility and adversely affect shareholder value. Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies an in–advance imposition of a poison pill.

This proposal topic has significant institutional support. Shareholder right to vote on poison pill resolutions achieved a 57% average yes–vote from shareholders at 26 major companies in 2000. Source: Investor Responsibility Research Center, 2000 Annual Meeting Report on Delphi Automotive Systems, April 2001.

Shareholder Vote Precedent Set By Other Companies

In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. We believe that our company should do so as well.

For instance the following companies have changed their policies on poison pills in response to shareholder votes: Mattel, Navistar, and Boise Cascade. Source: “Twenty-Two for 2002, Corporate Governance Advisor, Nov/Dec 2001.

68% Vote At a Major Company

This proposal is the same topic that won 68% of the for–and–against vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of this proposal, which has further information on poison pills, is available at the Corporate Library website.

IN THE INTEREST OF SHAREHOLDER VALUE VOTE YES.

The Company’s Response to the Shareholder Proposal—Item 4

The directors believe that adoption of this proposal is both unnecessary and ill-advised. The proposal is unnecessary because the Company does not currently maintain a shareholder rights plan (sometimes called a “poison pill”); nor is the Board proposing the adoption of one at the present time. The proposal is ill-advised because circumstances could arise in the future when the adoption of a rights plan would be an important tool for protecting the interests of the Company’s shareholders, which is the directors’ primary obligation. Requiring shareholder approval prior to the adoption of a rights plan would significantly impair the directors’ ability to use a rights plan to protect shareholder interests, and could entirely preclude the directors’ use of such a plan. In addition, it may be illegal under state law to impede the directors’ ability to carry out their statutory responsibilities for issuance of Company securities and to act in the best interest of shareholders.

The supporting statement suggests that if the directors were to institute a rights plan they would be less accountable to shareholders, could act against the interest of the majority of shareholders and could adversely affect shareholder value. The Board understands that accountability of directors is critical and has taken steps to foster the accountability of its members. The Board is comprised primarily of fully independent, outside directors. The directors also have aligned their interests with those of the shareholders through the directors’ compensation program. The fact that a majority of the directors’ compensation is equity-based provides a continuing incentive to the directors to promote the Company’s long-term success.

The directors do not currently plan to institute a rights plan and would do so only after careful deliberation, in light of all existing circumstances, and in the exercise of the Board’s fiduciary duties. The directors believe that a shareholder rights plan is not designed, and if adopted would not be intended, to prevent an unsolicited, non-abusive offer to acquire the Company at a fair price. A rights plan would not affect any takeover proposal the directors believe to be in the best interests of shareholders. It simply would preserve and the maximize the Company’s value for all shareholders.

In 1986 the directors adopted a rights plan to protect the Company and its shareholders against corporate raiders such as those who were taking advantage of the lack of anti-takeover devices to profit from quickly acquiring and dismantling companies, activities that were encouraged by the cyclicality of industries such as the forest products industry. The rights plan was designed to reduce a person’s ability to accomplish sudden or surprise changes in corporate direction without negotiating with the Board and to permit the Board to maximize the value of shareholders’ investments. A major function of a rights plan is to give directors a greater period of time to evaluate an acquisition offer. A second major function of a rights plan is to force the bidder for a company to negotiate with the directors. By forcing the bidder to negotiate, a rights plan strengthens the directors’ bargaining position and gives the directors the opportunity to determine if an offer reflects the full value of the company and is fair to all shareholders and, if not, to reject the offer and seek full-value alternatives. The Company’s rights plan also was designed to deter coercive takeover tactics that could pressure shareholders to sell their shares for less than fair value. The rights plan expired in 1996. Though the rights plan has not been renewed, the dirctors believe their ability to adopt a rights plan remains an important tool that can be used to protect the interests of the Company’s shareholders.

Several studies have confirmed the economic benefits of rights plans to shareholders. For example, a 1997 study by Georgeson & Company Inc., a nationally recognized proxy solicitation and investor relations firm, found that:

•	Premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums paid for target companies without rights plans;

•
Rights agreements contributed an additional $13 billion in shareholder value in the aggregate from 1992 to 1996, and shareholders of acquired companies without rights agreements gave up $14.5 billion in potential premiums; and

•	A rights plan did not reduce the likelihood that a company would become a takeover target. (The takeover rate was similar for companies with and without rights plans.)

Based on its experience with the Willamette transaction and on a report from the Company’s financial advisors, it seems apparent that a rights plan tends to increase shareholder value. Willamette’s rights plan, combined with its classified board structure, resulted in a substantial increase in our bid over what we initially offered Willamette shareholders, which Willamette shareholders likely consider in their best interest. The directors also believe that the Willamette transaction proves that shareholders have a number of possible methods to make their views known to directors and to ensure that the directors are accountable to shareholder wishes, regardless of whether a rights plan is put in place.

Our directors believe that their ability to adopt a rights plan serves the best interests of the Company and its shareholders. In recommending a vote against the proposal, the directors have not decided that a rights plan should be adopted by the Company. The recommendation against the proposal is based on the directors’ belief that it would be unwise to curtail their ability to adopt a plan if it were in the best interests of all Weyerhaeuser shareholders.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777, or submitted by calling (253) 924-2345.

Policy On Confidential Proxy Voting and Independent Tabulation and Inspection of Elections

The Board of Directors, on February 12, 1991, adopted a Confidential Voting Policy the text of which is as follows:

It is the policy of this corporation that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders shall be kept permanently confidential and shall not be disclosed to this corporation, its affiliates, directors, officers and employees or to any third parties except (i) where disclosure is required by applicable law, (ii) where a shareholder expressly requests disclosure, (iii) where the corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes and (iv) that aggregate vote totals may be disclosed to the corporation from time to time and publicly announced at the meeting of shareholders at which they are relevant.

Proxy cards and other voting materials that identify shareholders shall be returned to the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate.

The tabulation process and results of shareholder votes shall be inspected by the bank or other financial services entity with which this corporation has contractual arrangements to provide stock transfer services in respect to its common shares or any other independent business entity of which this corporation is not an affiliate. Such inspectors shall certify in writing to this corporation’s Board of Directors (and in the circumstances described in the fifth paragraph of this policy, the proponent) that the election and tabulation was, to the best of the inspectors’ knowledge after diligent inquiry, carried out in compliance with this policy.

The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies shall be advised of this policy and instructed to comply therewith, and shall sign a statement certifying such compliance.

In the event of any solicitation of a proxy (a “proxy contest”) with respect to any of the securities of this corporation by a person (the “proponent”) other than this corporation of which solicitation this corporation has actual notice, this corporation shall request in writing that the proponent and all agents and other persons engaged by the proponent agree to the procedures for return of proxies, tabulation, inspection and certification set forth in the second, third and fourth paragraphs of this policy; and this corporation shall not be bound to comply with this policy during the course of such proxy contest in the event that the proponent is not willing so to agree.

This policy shall not operate to prohibit shareholders from disclosing the nature of their votes to this corporation or the Board of Directors if any shareholder so chooses or to impair free and voluntary communication between this corporation and its shareholders.

Transactions and Relationships

In October 2001, the Board approved a program for a limited number of Company employees who had been prohibited for almost two years from exercising options previously granted to them under Company option plans as a result of prohibitions on trading put in place by the Company in connection with material transactions. Under the program, participants are allowed to exercise options granted under the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan and prior Company option plans and simultaneously sell to the Company the shares acquired upon exercise. Participants who exercise options under this program receive the difference between the exercise price of the options and the fair market value of the shares. The fair market value of such shares is the average of the high and low price for the Company’s common stock (as reported in the New York Stock Exchange Consolidation Tape) on the day of exercise. The remaining terms of the options are governed by the plans under which the options were granted. Since the beginning of 2001, George Weyerhaeuser, Jr. and Mack L. Hogans, executive officers of the Company, exercised 6,000 and 7500 options, respectively, under this program with an average exercise price of $36.625 and $42.3125, respectively, and sold the acquired shares to the Company for a payment (net of the aggregate exercise price) of approximately $101,310 and $120,430, respectively, minus taxes.

Relationships with Independent Public Accountants

The firm of Arthur Andersen LLP, independent public accountants, has audited the accounts of the Company and subsidiaries for a number of years and has been selected to do so for 2002. Representatives of Arthur Andersen LLP are expected to be present at the annual shareholder meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Company was billed for professional services provided during fiscal year 2001 by Arthur Andersen LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by Arthur Andersen LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount

Audit Fees(1)	$2,671,780
Financial Information Systems Design and Implementation Fees	—
Audit Related fees(2)	802,324
All Other Fees	402,739
Total	$3,876,843

(1)
Fees in connection with the audit of the Company’s annual financial statements for the fiscal year ended December 28, 2001 and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q during the 2001 fiscal year.

(2)	Fees rendered for services in support of acquisitions, employee benefit plan audits and assistance with registration statements, comfort letters and consents.

Expenses of Solicitation

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

Other Business

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

Future Shareholder Proposals and Nominations

Shareholder proposals intended to be presented at the Company’s 2003 annual meeting of shareholders pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission must be received by the Company at its executive offices, P.O. Box 9777, Federal Way, WA 98063-9777, attention of the Corporate Secretary, on or before November 8, 2002.

The bylaws of the Company establish procedures for shareholder nominations for elections of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever first occurs. Any notice to the Secretary must include: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, in which event, the officer will announce that determination to the meeting and the defective nomination will be disregarded.

To be brought before an annual meeting by a shareholder, business must be appropriate for consideration at an annual meeting and must be properly brought before the meeting. Business will have been properly brought before the annual meeting by a shareholder if the shareholder has given timely notice thereof in writing to the Secretary of the Company and has complied with any other applicable requirements. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company, not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received no later than the close of business on the tenth day following the day on which notice of the meeting date was mailed or publicly disclosed was made, whichever first occurs. Any notice to the Secretary must include as to each matter the shareholder proposes to bring before the annual meeting (w) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (x) the name and address of record of the shareholder proposing such business, (y) the name, class or series and number of shares of the Company that are owned by the shareholder, and (z) any material interest of the shareholder in such business. Public disclosure of the date of the 2002 annual meeting of shareholders was made in the enclosure with the dividend, which was mailed to shareholders in December, 2001. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2002 annual meeting is April 15, 2003.

For the Board of Directors

CLAIRE S. GRACE
Corporate Secretary
Federal Way, Washington
March 7, 2002

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing to Weyerhaeuser Company, EC2-2D6, P.O. Box 9777, Federal Way, WA 98063-9777.

APPENDIX A

Amended and Restated
Weyerhaeuser Company
1998 Long-Term
Incentive Compensation Plan

Table of Contents

ARTICLE I. GENERAL	A-1
1.1 Name of Plan	A-1
1.2 Purposes	A-1
1.3 Effective Date	A-1
1.4 Number of Shares	A-1
1.4.1 Authorized Number of Shares	A-1
1.4.2 Reuse of Shares	A-1
1.4.3 Adjustment of Shares	A-1
1.5 Administration	A-2
1.5.1 Administration and Interpretation by the Committee	A-2
1.5.2 Delegation	A-2
1.5.3 Jurisdictions Outside the United States	A-2

ARTICLE II. DEFINITIONS	A-2

ARTICLE III. STOCK OPTIONS; STOCK APPRECIATION RIGHTS	A-5
3.1 Types of Stock Options	A-5
3.1.1 Types of Options	A-5
3.1.2 Stock Appreciation Rights	A-5
3.1.3 Exercise/Sell Election	A-5
3.2 Option Price	A-6
3.3 Maximum Annual Award of Shares	A-6
3.4 Vesting; Exercise Upon Termination of Employment	A-6
3.4.1 Initial Vesting Period	A-6
3.4.2 Term of Options and Stock Appreciation Rights	A-6
3.4.3 Exercise by Personal Representative	A-6
3.4.4 Post-Termination Exercises	A-6
3.5 Payment for Shares	A-6
3.5.1 Form of Payment	A-6
3.6 Acquired Company Awards	A-7

ARTICLE IV. STOCK AWARDS	A-7
4.1 Committee Authority	A-7
4.2 Issuance of Shares	A-7
4.3 Waiver of Restrictions	A-7
4.4 Maximum Annual Stock Awards	A-8

ARTICLE V. PERFORMANCE SHARE AWARDS	A-8
5.1 Performance Share Awards Authority	A-8
5.2 Payout Upon Termination	A-8
5.3 Maximum Amount of Performance Share Awards	A-8

A-i

ARTICLE VI. GENERAL	A-8
6.1 Amendment and Termination of Plan	A-8
6.2 Continued Employment; Rights in Options and Awards	A-8
6.3 Other Compensation Plans	A-9
6.4 Certificates for Shares; Registration	A-9
6.5 No Rights as Shareholder	A-9
6.6 No Assignment or Transfer of Interests	A-9
6.7 Compliance with Laws and Regulations	A-9
6.8 Withholding of Taxes	A-9
6.9 No Trust or Fund	A-9
6.10 Governing Law	A-9
6.11 Severability	A-9

ARTICLE VII. CHANGE IN CONTROL	A-10
7.1 Treatment of Outstanding Awards	A-10
7.2 Termination, Amendment, and Modification of Change-in-Control Provisions	A-10
7.3 Pooling of Interests Accounting	A-10

A-ii

Amended and Restated Weyerhaeuser Company
1998 Long-Term Incentive Compensation Plan

ARTICLE I.    GENERAL

1.1    NAME OF PLAN.    The name of the plan set forth herein is the “Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan,” herein called the “Plan.”

1.2    PURPOSES.    The purposes of the Plan are to enhance the long-term profitability and shareholder value of Weyerhaeuser Company by offering stock-based incentives to those employees of the Company and Subsidiaries who are key to the growth and success of Weyerhaeuser, to attract and retain executives with experience and ability on a basis competitive with industry practices, and to motivate executives to focus on strategies that will increase stock price over time.

1.3    EFFECTIVE DATE.    The effective date of the Plan is the date on which it is approved by the shareholders of the Company at the annual meeting of shareholders on April 21, 1998 or any adjournment thereof. The Plan shall have no fixed expiration date.

1.4    NUMBER OF SHARES

1.4.1    Authorized Number of Shares.    The number of Shares that may be issued under the Plan shall not exceed twenty million (20,000,000). Shares issued pursuant to the Plan will be authorized and unissued Shares which may include Shares which from time to time have been reacquired by the Company.

1.4.2    Reuse of Shares.    To the extent that (a) any Stock Option or Stock Appreciation Right expires, or is terminated, canceled or surrendered, without being exercised; (b) Shares are not issued upon exercise of any Stock Appreciation Right; (c) the underlying Shares are not issued because the Award is forfeited, terminated, surrendered or canceled; or (d) Shares are not issued pursuant to any Performance Share Award, then Shares underlying or subject to such Stock Option, Stock Appreciation Right or Award shall again be available for issuance in connection with future grants of Stock Options, Stock Appreciation Rights and Awards under the Plan.

1.4.3    Adjustment of Shares.    In the event that at any time or from time to time a stock dividend, stock split, recapitalization, merger, consolidation, or other change in capitalization of the Company, or a sale by the Company of all or part of its assets, or any distribution to shareholders other than a cash dividend, results in (a) the outstanding Shares, or any securities exchanged therefor or received in their place being exchanged for a different number or class of securities of the Company or of any other corporation, or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of Shares of the Company, then:

(i)  the limitation to 20,000,000 Shares set forth in Section 1.4.1 of Article I;

(ii)  the number and class of Shares that may be made subject to Stock Options, Stock Appreciation Rights and Awards;

(iii)  the Option Price of unexercised Stock Options and Stock Appreciation Rights; and

(iv)  Share values or prices used for calculation purposes

shall in each case be equitably adjusted as determined by the Committee in its sole discretion.

1.5    ADMINISTRATION

1.5.1    Administration and Interpretation by the Committee.    The Plan shall be administered by the Committee. The Board shall consider in selecting members of the Committee, the provisions regarding (a) “outside directors” as contemplated by Section 162(m) of the Code and (b) “nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. The Committee shall have exclusive authority to designate the employees of the Company and Subsidiaries who are eligible to participate in the Plan as Participants. The Committee shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the administration of the Plan, including rules and regulations relating to the manner of exercise and settlement of Stock Options and Stock Appreciation Rights, issuance and custody of Restricted Stock and the manner of settlement of Performance Share Awards. The Committee’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Committee pursuant to the Plan, shall be conclusive and binding on all parties involved or affected.

1.5.2    Delegation.    The Board or the Committee may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to a different committee or committees appointed by the Board consisting of two or more members of the Board, subject to such limitations as the Board or the Committee deems appropriate. The Committee may delegate administrative duties to such of the officers of the Company as it so determines.

1.5.3    Jurisdictions Outside the United States.    The Committee shall have the authority and discretion to establish terms and conditions of awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

ARTICLE II.    DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

2.1    “Award” means any award or grant of Shares under Section 4 of Article IV and any award or grant of Performance Shares under Section 5 of Article V.

2.2    “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Change in Control” or “CIC” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)  Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company and such ownership continues for at least a period of thirty (30) days (with the end of such period being deemed the effective date of the CIC); or

(ii)  During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2(f); or

(iii)  There is consummated: (a) a plan of complete liquidation of the Company; or (b) a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions; or (c) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.”

2.5    “Code” means the Internal Revenue Code as amended from time to time.

2.6    “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.7    “Company” means Weyerhaeuser Company, a Washington corporation.

2.8    “Disability” means “disability” as that term is defined for purposes of the Company’s Retirement Plan for Salaried Employees.

2.9    “Early Retirement” means retirement pursuant to the Company’s Retirement Plan for Salaried Employees on a date prior to the individual’s normal retirement date.

2.10    “Exchange Act” means the Securities Act of 1934 as amended from time to time.

2.11    “Exercise/Sell Election” means the election set forth in Section 3.1.3 of Article III.

2.12    “Fair Market Value” means the arithmetic average of the highest and lowest sales prices per Share on a day as reported on the consolidated transaction reporting system for New York Stock Exchange issues for the day.

2.13    “Grant Date” means the date designated in a resolution of the Committee as the date the Stock Option, Stock Appreciation Right or Award is granted, which date shall not be earlier than the date the Committee completed the act of adoption of the resolution. If the Committee does not designate a Grant Date in the resolution, the Grant Date shall be the date the Committee completed the act of adoption of the resolution.

2.14    “Holder” means the Participant to whom is granted a Stock Option, Stock Appreciation Right or Award, or the personal representative of the Holder who has died.

2.15    “Incentive Stock Option” means an option to purchase Shares granted under Article III of the Plan with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

2.16    “Non-Qualified Stock Option” means an option to purchase Shares granted under Article III of the Plan other than an Incentive Stock Option.

2.17    “Option Price” means the purchase price of Shares, as prescribed by the Committee, in respect to any Stock Option or Stock Appreciation Right.

2.18    “Participant” means an individual who is a Holder of Stock Options, Stock Appreciation Rights and/or Awards or, as the context may require, any employee of the Company or a Subsidiary who has been designated by the Committee as eligible to participate in the Plan.

2.19    “Performance Measures” means objective criteria specifically defined by the Committee on a Company-specific basis, business-unit basis or in comparison with peer group performance, which may include or exclude specified items of an unusual or nonrecurring nature, and are based on one or more of the following: earnings before interest and taxes, net earnings, earnings per share, return on equity, return on assets, return on capital employed, cash flow, cost reduction, stock price appreciation, total shareholder return, economic value added, cash flow return on investment, and cash value added.

2.20    “Performance Share” means a unit of value, equal on the Grant Date to the Fair Market Value of a Share on such Date or such greater value as the Committee shall prescribe, used to calculate the total value of a Performance Share Award.

2.21    “Performance Share Award” means an award granted under Article V of the Plan the payout of which is subject to achievement through a performance period of performance goals prescribed by the Committee.

2.22    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a ‘group’ as defined in Section 13(d).

2.23    “Restricted Stock Award” means an Award of Shares granted under Article IV of the Plan the rights of ownership of which are subject to restrictions prescribed by the Committee.

2.24    “Retirement” means retirement as of the individual’s normal retirement date under the Company’s Retirement Plan for Salaried Employees.

2.25    “Shares” means the common shares (par value $1.25 per share) of the Company.

2.26    “Stock Appreciation Right” means a right, granted under Section 3.1.2 of Article III, to surrender to the Company all or a portion of the related Stock Option, if any, and to receive an amount (in Shares or cash or any combination of Shares and cash, as the Committee shall determine) equal to the excess of the Fair Market Value per Share for the date the Stock Appreciation Right is exercised over the Option Price per Share.

2.27    “Stock Option” or “Option” means the right to purchase Shares granted under Section 3.1.1 of Article III of the Plan.

2.28    “Subsidiary” means a corporation the voting share ownership of which, by the Company or another Subsidiary, is sufficient for the election of a majority of the directors of the corporation.

ARTICLE III.    STOCK OPTIONS; STOCK APPRECIATION RIGHTS

3.1    TYPES OF STOCK OPTIONS

3.1.1    Types of Options.    The Committee is authorized to grant Stock Options to Participants either alone or wholly or partially in connection with Stock Appreciation Rights, for such number of Shares and at such Option Price, and exercisable in such installments over such periods of time and subject to such vesting provisions, as the Committee shall determine. The Committee shall designate each Option issued hereunder as an “Incentive Stock Option” or a “Non-Qualified Stock Option.” To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

3.1.2    Stock Appreciation Rights.    The Committee is authorized to grant Stock Appreciation Rights, either alone or wholly or partly in conjunction with Stock Options, for such numbers of Shares and at such Option Prices as the Committee shall determine. Upon exercise of a Stock Appreciation Right, the Holder shall be entitled to receive Shares having value equivalent to 50% of the difference per Share between the Fair Market Value and the Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, and cash equivalent to 50% of the difference per Share between the Fair Market Value and the Option Price, multiplied by the number of Shares as to which the Stock Appreciation Right is exercised, provided that the Committee shall have the sole discretion to determine in any case or cases such other form in which payment will be made, i.e. all cash, all Shares, or any combination thereof. If the Holder is to receive Shares upon exercise of a Stock Appreciation Right, the number of Shares so determined is not a whole number, such number shall be reduced to the next lower number and there shall be paid to the Holder in cash an amount equal to the product of multiplying the remaining fractional share by the Fair Market Value of one share on the exercise date.

3.1.3    Exercise/Sell Election.    Holders of Stock Options not granted in conjunction with Stock Appreciation Rights shall have, at each time of exercise of such an Option, the right to elect to exercise such Option by causing a cash payment of the Option Price to be made to the Company and simultaneously having such number of such Shares, as is determined by the Secretary of the Company, sold through a Company-designated registered broker in an open market transaction without cost of sale to the Holder, such “exercise/sell election” to be effected in accordance with procedures and documentation established by the Secretary of the Company. The Holder of such Exercise/Sell election shall have the right to elect either to: (A) have the number of Shares to be sold approximate the number of Shares that upon sale on the exercise date would be required to yield cash proceeds equivalent to the sum of (i) the total Option Price for the Shares as to which the option is exercised and (ii) 50% of the difference between (x) the total Fair Market Value on the exercise date of the Shares as to which the option is exercised; and (y) the total Option Price for the Shares as to which the option is exercised; or (B) have the number of Shares sold be the number of shares as to which the option is exercised. The Holder of the Stock Option with the Exercise/Sell Election electing under (A) above shall be entitled to receive (i) the proceeds of sale of the Shares to be sold remaining after payment to the Company of the Option Price and the applicable tax withholding; and (ii) the number of Shares remaining after the sale of Shares as provided above. The Holder of the Stock Option with the Exercise/Sell Election electing under (B) above shall be entitled to receive the proceeds of the sale of the Shares to be sold remaining after payment to the Company of the Option Price and the applicable tax withholding.

3.2    OPTION PRICE.    The Option Price of the Shares subject to any Stock Option or Stock Appreciation Right shall be determined by the Committee, but shall in no instance be less than the Fair Market Value on the Grant Date.

3.3    MAXIMUM ANNUAL AWARD OF SHARES.    The maximum number of shares that may be awarded to any Participant in any year as Stock Options or Stock Appreciation Rights is 200,000, except that in one year up to 400,000 shares may be awarded to a Participant after such Participant becomes Chief Executive Officer of the Company.

3.4    VESTING; EXERCISE UPON TERMINATION OF EMPLOYMENT

3.4.1    Initial Vesting Period.    Each Stock Option and Stock Appreciation Right shall become initially exercisable after such period as may be determined by the Committee.

3.4.2    Term of Options and Stock Appreciation Rights.    Except as otherwise provided in this Section 3, each Stock Option and Stock Appreciation Right shall by its terms expire at such time as the Committee may determine in granting it, but not later than ten years from the date the Option or Right is granted.

3.4.3    Exercise by Personal Representative.    Any Stock Option or Stock Appreciation Right exercisable at the time of death of the Holder may be exercised by the personal representative of the Holder entitled thereto at any time or from time to time within two years after the date of death, but in no event later than ten years (or such shorter period as determined under Section 3.4.2) from the Grant Date.

3.4.4    Post-Termination Exercises.    In case of termination of employment of the Holder other than by reason of death, any Stock Option or Stock Appreciation Right of the Holder shall be exercisable after the date the Holder ceases to be an employee of the Company or a Subsidiary only: (i) within three years if the termination of the Holder’s employment is as a result of position elimination, or (ii) within five years if the termination of the Holder’s employment is coincident with Early Retirement, or (iii) within the remaining term established by the Committee in granting the Stock Option or Stock Appreciation Right if the termination of the Holder’s employment is coincident with Retirement, or (iv) within three months if termination of the Holder’s employment is for any reason other than position elimination, Early Retirement or Retirement, but in no event shall the Stock Option of Stock Appreciation Right be exercisable under this Section 3.4.5 later than ten years (or such shorter period determined under Section 3.4.2) from the Grant Date. Neither transfer of employment between or among the Company and Subsidiaries, or a leave of absence approved in accordance with Company procedures, shall be considered termination of employment.

3.5    PAYMENT FOR SHARES

3.5.1    Form of Payment.    Upon exercise of a Stock Option not involving exercise of a related Stock Appreciation Right, in whole or in part, the Option Price for Shares to which the exercise relates shall be paid in cash (including payment in accordance with Section 3.1.3) or, unless otherwise designated by the Committee at the time the Stock Option is granted, paid for with Shares already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) in the manner designated by the Secretary of the Company, valued at their Fair Market Value on the exercise date, and no Shares shall be issued until such payment in full has been made. The Holder shall have none of the rights of a shareholder with respect to Shares subject to a Stock Option or Stock Appreciation Right unless and until the Shares are issued to the Holder.

3.6    ACQUIRED COMPANY AWARDS.    Notwithstanding anything in the Plan to the contrary, the Committee may grant Stock Options, Stock Appreciation Rights and/or Awards under this Plan in substitution for equity or equity-based awards issued under other plans, or assume under this Plan equity or equity-based awards issued under other plans, if the other plans are or were plans of other corporations (“acquired corporations”) (or the parent of the acquired corporation) and the new Option, Right or Award is substituted, or the old award is assumed, by reason of a corporate merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the “Acquisition Transaction”) within the meaning of Section 424(a) of the Code and provided that the requirements of Code Sections 424(a)(1) and (2) are complied with in connection with options designated as incentive stock options intended to qualify under Section 422 of the Code. In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board of Directors and said Agreement sets forth the terms and conditions of the substitution for or assumption of outstanding equity or equity-based awards of the acquired corporation, said terms and conditions shall be deemed to be the action of the Committee hereunder without any further action by the Committee and the persons holding such awards shall be deemed to be Participants and Holders; provided that the Committee may take any further action with respect to such awards as may be necessary in connection with Section 162(m) of the Code or Rule 16b-3 under the Exchange Act.

ARTICLE IV.    STOCK AWARDS

4.1    COMMITTEE AUTHORITY.    The Committee is authorized to make awards of Shares of the Company subject to Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply; provided, however, that the maximum number of shares that may be awarded as stock awards is 1,000,000 shares. Performance periods shall not be shorter than one year. Other terms, conditions and restrictions of such awards shall be set forth in an agreement or agreements between the Company and the recipient of the Award. The terms, conditions and restrictions which the Committee shall have the power to determine shall include the manner in which Shares subject to Restricted Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of Restricted Stock Share Awards and Shares subject to Restricted Stock Awards shall occur by reason of termination of employment of the Holder.

4.2    ISSUANCE OF SHARES.    Upon the satisfaction of the terms, conditions and restrictions prescribed in respect to a Restricted Stock Award, or upon the Holder’s release from the terms, conditions and restrictions of a Restricted Stock Award, as determined by the Committee, the Company shall deliver, as soon as practicable, to the Holder, or in the case of the Holder’s death, to the personal representative of the Holder or as the appropriate court directs, a stock certificate for the appropriate number of Shares.

4.3    WAIVER OF RESTRICTIONS.    Notwithstanding any other provisions of the Plan, the Committee may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions of any Stock Award under circumstances (including the death, Disability, Retirement or Early

Retirement of the Holder, or material change in the Holder’s circumstances arising after the date of the Award), and subject to such terms and conditions (including forfeiture of the Shares) as the Committee shall deem appropriate.

4.4    MAXIMUM ANNUAL STOCK AWARDS.    The maximum number of shares that may be awarded to any participant each year as Stock Awards is 50,000, except that one award of up to 100,000 shares may be made to a Participant after such Participant becomes the Chief Executive Officer of the Company.

ARTICLE V.    PERFORMANCE SHARE AWARDS

5.1    PERFORMANCE SHARE AWARDS AUTHORITY.    The Committee is authorized to grant Performance Share Awards to Participants using Performance Measures established by the Committee, in writing, no later than the first 90 days of the period in which the Performance Measure shall apply. In addition, the Committee is authorized to determine: (a) the length of performance periods except that no performance period may be shorter than one year, (b) the amount and frequency of grants of Performance Share Awards, both independently and in relation to grants of Stock Options and other Awards, and (c) the form of payment of Awards, which may be in cash, shares, Options, Rights or Awards or any combination of cash, Shares, Options, Rights and Awards. The Committee may not adjust performance goals and performance periods established for any Award if such adjustment would increase the amount of the Award.

5.2    PAYOUT UPON TERMINATION.    In the event a Holder’s employment by the Company or a Subsidiary terminates during the performance period of a Performance Share Award, payout shall be as follows:

(a)  If the termination of employment is the result of discharge for cause or resignation, or Early Retirement prior to age 62 at the request of the Holder, the Award shall be forfeited in full.

(b)  If the termination is the result of Retirement, death, Disability, position elimination, or Early Retirement at the request of the Company, payout shall be made at the end of the applicable performance period and prorated for service during the performance period.

5.3    MAXIMUM AMOUNT OF PERFORMANCE SHARE AWARDS.    The maximum amount that may be paid to any Participant in any year with respect to Performance Share Awards is $2,000,000.

ARTICLE VI.    GENERAL

6.1    AMENDMENT AND TERMINATION OF PLAN.    The Board or the Committee may from time to time amend, modify, or otherwise alter the Plan or any provision thereof, or discontinue or terminate the Plan; but no amendment or discontinuance of the Plan shall, without the written consent of the Holder, adversely affect the Holder’s Stock Option, Stock Appreciation Right or Award.

6.2    CONTINUED EMPLOYMENT; RIGHTS IN OPTIONS AND AWARDS.    Neither the Plan, participation in the Plan as a Participant, or any action of the Committee taken under the Plan shall be construed as giving any Participant or employee of the Company or a Subsidiary any right to be retained in the employ of the Company or a Subsidiary or limit the right of the Company or a Subsidiary to terminate the employment of the Participant or employee.

6.3    OTHER COMPENSATION PLANS.    Neither the adoption of the Plan nor anything contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing other or additional compensation arrangements, or discontinuing or terminating such arrangements, and such other arrangements may be either generally applicable or applicable only in specific cases.

6.4    CERTIFICATES FOR SHARES; REGISTRATION.    The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, or register or qualify under state securities laws, any Shares, security or interest in a security paid or issued under, or created by the Plan. The Company may issue certificates for Shares with such legends and subject to such restrictions on transfer and stop transfer instructions as counsel for the Company deem necessary or desirable for compliance by the Company with federal and state securities laws.

6.5    NO RIGHTS AS SHAREHOLDER.    No Stock Option, Stock Appreciation Right or Award shall entitle the Holder to any dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the Shares that are the subject of the Option, Right or Award, free of all applicable restrictions.

6.6    NO ASSIGNMENT OR TRANSFER OF INTERESTS.    No Stock Option, Stock Appreciation Right or Award shall be assignable or otherwise transferable by the Holder except as provided for herein in the case of death of the Holder. If a Holder makes an assignment or transfer in violation of this Section, any obligation of the Company with respect to such Option, Right or Award shall thereupon terminate.

6.7    COMPLIANCE WITH LAWS AND REGULATIONS.    In interpreting and applying the provisions of the Plan, any Stock Option granted as an Incentive Stock Option pursuant to the Plan shall to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

6.8    WITHHOLDING OF TAXES.    The Company may require the Holder to pay to the Company the amount of any withholding taxes which the Company is required to withhold with respect to the grant, exercise, payment or settlement of any Stock Option, Stock Appreciation Right or Award. In such instances, the Committee may, in its discretion and subject to the Plan and applicable law, permit the Holder to satisfy withholding obligations, in whole or in part, by paying cash or by electing to have the Company withhold Shares, or to transfer Shares to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligation.

6.9    NO TRUST OR FUND.    The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or Shares, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

6.10    GOVERNING LAW.    The Plan and all interpretations of its provisions shall be governed by the laws of the State of Washington and applicable Federal laws.

6.11    SEVERABILITY.    If any provision of the Plan or any Stock Option, Stock Appreciation Right or Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Option, Right or Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, Right or Award, such provision shall be stricken as to such jurisdiction, person or Option, Right or Award, and the remainder of the Plan and any such Option, Right or award shall remain in full force and effect.

ARTICLE VII.    CHANGE IN CONTROL

7.1    TREATMENT OF OUTSTANDING AWARDS.    Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under the applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(i)  Any and all Options and Stock Appreciation Rights shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii)  Any restriction periods and restrictions imposed on Restricted Stock Awards which are not performance-based shall lapse;

(iii)  The target payout opportunities attainable under all outstanding Awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control, and there shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change in Control a pro rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period which has elapsed prior to the Change in Control; provided, however, that there shall not be an accelerated cash payout with respect to Awards which qualify as “derivative securities” under Section 16 of the Exchange Act which were granted less than six (6) months prior to the effective date of the Change in Control.

7.2    TERMINATION, AMENDMENT, AND MODIFICATION OF CHANGE-IN-CONTROL PROVISIONS.    Notwithstanding any other provision of this Plan (but subject to the limitations of Section 6.1 hereof) or any award agreement provision, the provisions of this Article 7 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Committee, may terminate, amend, or modify this Article 7 at any time and from time to time prior to the date of a Change in Control.

7.3    POOLING OF INTERESTS ACCOUNTING.    Notwithstanding any other provision of the Plan to the contrary, in the event that the consummation of a Change in Control is contingent on using pooling of interests accounting methodology, the Committee may take any action necessary to preserve the use of pooling of interests accounting.

This proxy statement can be recycled. Thank you for recycling.

TO REACH CORPORATE
HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from city center, following the “Tacoma/Portland” signs. Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the “Tacoma/Portland” signs and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway, go past two streets on the right to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the light at S. 336th. Turn left, drive approximately 1 block, and turn right into the East Entrance and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Hiway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

ANNUAL MEETING OF SHAREHOLDERS
APRIL 16, 2002
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, William D. Ruckelshaus and Martha R. Ingram, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Tuesday, April 16, 2002 at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card.

If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), Weyerhaeuser Company Ltd. Investment Growth, or Performance Share Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

(Continued, and to be marked, dated and signed on the other side)

é  FOLD AND DETACH HERE  é
You can now access your Weyerhaeuser account online
Access your Weyerhaeuser shareholder account online via Investor ServiceDirectSM (ISD)

Mellon Investor Services LLC, agent for Weyerhaeuser Shareholder Services, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect SM is currently only available for domestic individual and joint accounts.
• SSN
• PIN
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:
• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote “FOR” all nominees in Item 1

ITEM 1. ELECTION AS DIRECTORS NOMINEES: 01 Martha R. Ingram 02 John I. Kieckhefer 03 Arnold G. Langbo 04 Clayton K. Yeutter WITHHELD FOR: (Write that nominee’s name in the space provided below:)	FOR ☐	WITHHELD FOR ALL ☐

The Board of Directors recommends a vote “FOR” Item 2, “AGAINST” items 3 and 4

ITEM 2.	APPROVE AN AMENDMENT TO THE WEYERHAEUSER COMPANY 1998 LONG TERM INCENTIVE COMPENSATION PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM 3.	SHAREHOLDER PROPOSAL – CLASSIFIED BOARD	FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM 4.	SHAREHOLDER PROPOSAL – SHAREHOLDER RIGHTS PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

“By checking the box to the right, I consent to future access to the Annual Report, Proxy Statement prospectuses and other communications electronically via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting the Company’s transfer agent, Mellon Investor Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.”

(Please disregard if you have previously provided your consent decision.)
☐

Signature	Signature	Date

Note: Please sign as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é  FOLD AND DETACH HERE  é

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4PM Eastern Time the business day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/wy

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
OR
Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.weyerhaeuser.com